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                                  EXHIBIT 99(B)
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS

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=============================================================================================================================
                                                                              Quarter                              Six months
                                                                        ended June 30,                          ended June 30,
                                                                ---------------------                   ---------------------
(in millions)                                                     1995           1994                     1995           1994
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS, INCLUDING INTEREST ON DEPOSITS (1):
   Income before income tax expense                               $409           $368                   $  779         $  727
   Fixed charges                                                   388            291                      764            558
                                                                  ----           ----                   ------         ------
                                                                  $797           $659                   $1,543         $1,285
                                                                  ====           ====                   ======         ======

Preferred dividend requirement                                    $ 10           $ 11                   $   21         $   23

Ratio of income before income tax expense to net income           1.76           1.79                     1.68           1.78
                                                                  ----           ----                   ------         ------

Preferred dividends (2)                                           $ 18           $ 20                   $   35         $   41
                                                                  ----           ----                   ------         ------
Fixed charges (1):
   Interest expense                                                372            277                      732            530
   Estimated interest component of net rental expense               16             14                       32             28
                                                                  ----           ----                   ------         ------
                                                                   388            291                      764            558
                                                                  ----           ----                   ------         ------
   Fixed charges and preferred dividends                          $406           $311                   $  799         $  599
                                                                  ====           ====                   ======         ======

Ratio of earnings to fixed charges and preferred dividends (3)    1.96           2.12                     1.93           2.15
                                                                  ====           ====                   ======         ======

EARNINGS, EXCLUDING INTEREST ON DEPOSITS:
   Income before income tax expense                               $409           $368                   $  779         $  727
   Fixed charges                                                   134             81                      268            152
                                                                  ----           ----                   ------         ------
                                                                  $543           $449                   $1,047         $  879
                                                                  ====           ====                   ======         ======

Preferred dividends (2)                                           $ 18           $ 20                   $   35         $   41
                                                                  ----           ----                   ------         ------
Fixed charges:
   Interest expense                                                372            277                      732            530
   Less interest on deposits                                      (254)          (210)                    (496)          (406)
   Estimated interest component of net rental expense               16             14                       32             28
                                                                  ----           ----                   ------         ------
                                                                   134             81                      268            152
                                                                  ----           ----                   ------         ------

   Fixed charges and preferred dividends                          $152           $101                   $  303         $  193
                                                                  ====           ====                   ======         ======

Ratio of earnings to fixed charges and preferred dividends        3.57           4.45                     3.46           4.55
                                                                  ====           ====                   ======         ======

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
(1) As defined in Item 503(d) of Regulation S-K.
(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.
(3) These computations are included herein in compliance with Securities and Exchange Commission regulations.  However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors.  First, even if there was no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt.  Second, even if there was no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

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